Exhibit 20.3

MONTHLY ADMINISTRATOR'S STATEMENT

TARGET RECEIVABLES CORPORATION

TARGET CREDIT CARD OWNER TRUST

SERIES 2005-1

The undersigned, a duly authorized representative of Target Receivables Corporation, as Administrator of the Target Credit Card Owner Trust 2005-1, does hereby certify that:

1.	The total amount to be distributed to Noteholders on the Distribution Date is equal to $4,035,000.00.

2.	The amount to be distributed to Noteholders on the Distribution Date per $1,000 original principal amount is equal to:
	Class A	4.48333

3.	The amount of such distribution allocable to principal is equal to $0.00.

4.	The amount of such distribution allocable to principal per $1,000 original principal amount is equal to:
	Class A	0.00000

5.	The amount of such distribution allocable to interest is equal to $4,035,000.00.

6.	The amount of such distribution allocable to interest per $1,000 original principal amount is equal to:
	Class A	4.48333

7.	The aggregate outstanding principal amount of the Class A Notes after giving effect to all payments herein reported is equal to $900,000,000.00.

Capitalized terms used herein have the meanings set forth in the Indenture, dated as of November 9, 2005, between Target Credit Card Owner Trust 2005-1, as Issuer, and Wells Fargo Bank, National Association, as Indenture Trustee.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Administrator’s Certificate this 22nd day of May, 2007.

TARGET RECEIVABLES CORPORATION,
as Administrator

By: /s/ Terrence J. Scully
Name: Terrence J. Scully
Title: Vice President